UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                      Commission File Number  0-25922

                             Opal, Inc.
       (Exact name of registrant as specified in its charter)

    3203 Scott Boulevard, Santa Clara, California 95054; (408) 727-6060 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Common Stock, $.01 par value
          (Title of each class of securities covered by this Form)

                                    None
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          RULE 12g-4(a)(1)(i) (X)                 RULE 12h-3(b)(1)(i) (X)
          RULE 12g-4(a)(1)(ii)( )                 RULE 12h-3(b)(1)(ii)( )
          RULE 12g-4(a)(2)(i) ( )                 RULE 12h-3(b)(2)(i) ( )
          RULE 12g-4(a)(2)(ii)( )                 RULE 12h-3(b)(2)(ii)( )
                                                  RULE 15d-6          ( )

   Approximate number of holders of record as of the certification or
notice date:      one

   Pursuant to the requirements of the Securities Exchange Act of 1934, Opal, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 21, 1997            By: /s/ Henry Schwarzbaum
                                       Name:  Henry Schwarzbaum
                                       Title: Vice President of
                                              Finance/Chief Financial
                                              Officer/Secretary